UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2009

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778247
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SIGNATURES

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of the Virgin Media Inc. 2009 Bonus Scheme

On April 6, 2009, the compensation committee of the board of directors of Virgin Media Inc. (the “Compensation Committee”) approved the Company’s 2009 bonus scheme (the “2009 Bonus Scheme”) covering approximately half of the Company’s employees, including the Company’s named executive officers. The 2009 Bonus Scheme offers employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 5 - 100% of base salary (depending on employee level) for on-target performance of a number of performance targets, with a potential maximum payment of double the on-target percentage. These percentages are subject to a further multiplier of up to 1.35 times depending on the employee’s individual personal performance during the year.  The specific performance targets vary based on the relevant division and function.  The performance metrics for the named executive officers measure: (i) cash flow; (ii) net present value of customers; (iii) customer satisfaction; (iv) fault rates; (v) employee engagement; (vi) achievement of various operational objectives; and (vii) operating cost controls.  In order for any bonuses to be payable, the Company must first achieve a qualifying financial performance target.  Bonuses, if due, will be paid on or around March 31, 2010. Payments made under the 2009 Bonus Scheme will be approved by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2009

VIRGIN MEDIA INC.

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Secretary